EXHIBIT 99.1


 FOR IMMEDIATE RELEASE:


   United Financial Mortgage Corp. Reports Record Revenues and Earnings for
                                 Fiscal 2004

 Oak Brook, IL, Thursday, June 24, 2004 -- United Financial Mortgage Corp. (Amex: UFM or the "Company") today announced results for the fourth quarter and twelve months ended April 30, 2004.

 Fiscal Year Ended April 30, 2004 Highlights

 * Revenue for the year was $70.2 million, compared to $51.3 million for the year ended April 30, 2003, an increase of 37%.

 * Earnings per diluted share for the year was $.97 per share, compared to $1.16 per share for the year ended April 30, 2003. Earnings per share were impacted by the dilutive effect of our mid-year public stock offering.

 * As of April 30, 2004, the Company had a book value per share of $4.83, compared to $3.21 as of April 30, 2003, an increase of 51%. The Company's cash position, including cash and cash equivalents, certificates of deposit and restricted cash, was $14.7 million or 50% of book value.

 * The mortgage loans in the Company's mortgage loan-servicing portfolio had an aggregate unpaid principal balance of $1.4 billion, compared to $526 million as of April 30, 2003, an increase of 166%.

 * Mortgage loan volume for the fiscal year ended April 30, 2004 was $2.7 billion, compared to $2.0 billion for the year ended April 30, 2003, an increase of 39%.

 * As of April 30, 2004, the Company had 35 branch offices, up from 28 branch offices as of the same date last year.

 * On May 6, 2003, the Company consummated the acquisition of Portland Mortgage Company.

 * On December 15, 2003, a public offering of 2,039,214 shares of the Company's common stock was completed.

 Fourth Quarter Results

 Revenues for the quarter ended April 30, 2004 decreased $.2 million to $17.9 million from $18.1 million for the quarter ended April 30, 2003. Net income was $1.0 million, or $.17 per diluted share, for the most recent quarter, as compared with $1.8 million, or $.45 per diluted share, for the corresponding period last year.

 Twelve Month Results

 Revenues for the twelve months ended April 30, 2004 increased $18.9 million to $70.2 million from $51.3 million for the corresponding period last year. Twelve month net income rose to $4.8 million, or $.97 per diluted share, as compared to $4.7 million or $1.16 per diluted share for the same period last year.

 Mortgage Banking Business

 As of April 30, 2004, the mortgage loans in the Company's mortgage loan-servicing portfolio had an aggregate unpaid principal balance of $1.4 billion, up from $526 million as of the same date last year. Income from mortgage loan-servicing increased by $579 thousand to $718 thousand for the quarter ended April 30, 2004 and from $368 thousand to $2.4 million for the twelve months ended April 30, 2004, a 418% and 553% increase, respectively, from the same periods last year. The weighted average coupon rate of the underlying mortgage loans in the loan-servicing portfolio was approximately 5.4% as of April 30, 2004.

 The Company funded $699 million in mortgage loans in the fourth quarter ended April 30, 2004, a $9 million increase as compared to the fourth quarter ended April 30, 2003. For the twelve months ended April 30, 2004, the Company funded $2.7 billion in mortgage loans, compared to $2.0 billion during the same period last year, an increase of $.7 billion.

 Commenting on mortgage operations in the Company's fourth quarter, Steve Khoshabe, President and Chief Executive Officer of the Company stated, "The short-lived bond market rally that started in March combined with our on-going branch expansion helped boost our loan production to its highest levels in three quarters. However, as both the Company and the industry have experienced a significant decrease in mortgage loan production as a result of the recent rise in interest rates, we continue to focus on building our mortgage loan-servicing portfolio as a strategy to manage the risks associated with the cyclical nature of the mortgage loan origination business. We believe that building our mortgage loan-servicing portfolio during a period of historically low interest rates will allow us to create a profitable long-term revenue stream.

 Fiscal 2004 was a period of significant accomplishment for the Company. Our record mortgage loan volume fueled by a favorable interest rate environment and the consistent implementation of our growth strategy were important factors in our earnings and revenue growth. With our balanced approach of expanding both organically and through acquisitions, controlling costs, and continuing to selectively build our mortgage loan-servicing portfolio, we believe we are well positioned, either in a flat or rising interest rate environment, for continued growth in fiscal 2005."

 Mr. Khoshabe added, "We continue to implement our growth strategy of diversifying our business and growing our core origination platform. During our fourth quarter, we opened two new offices in Schaumburg, Illinois and Peachtree City, Georgia. In an effort to meet the needs of homebuyers and borrowers in a rising interest rate environment, we continue to expand our menu of loan products to include additional ARM products, interest only programs, second mortgages and home equity lines of credit, and sub-prime loans. We believe that the continued expansion of our product offering combined with our substantial investment in technology will not only enhance our ability to recruit experienced mortgage professionals, but provide the scalability necessary as the pace of consolidation within our industry continues to accelerate.

 As we continue to manage the reality of today's mortgage market, our continued challenge will be to balance growth opportunities while evaluating and aligning infrastructure costs with volume levels."

 Other News

 Mr. Khoshabe concluded, "As we have always done, we continue to look at a number of options that are available to us to enhance shareholder value.
 We believe that industry-wide consolidation has already begun and we are committed to evaluating all of our options to obtain the highest and best use of capital. As we continue to execute our strategy we are hopeful that the performance of our stock will more accurately reflect the revenue and earnings growth of the Company."

 Conference Call

 Management will host a conference call today at 3:10 p.m. Central Time (4:10 p.m. Eastern Time) to discuss the fourth quarter and year-end operating results. The conference call will be accessible via a toll free number by dialing 800-299-9086 and providing the passcode 74042154. International
 callers should dial 617-786-2903 and provide the same passcode.   A replay
 of the call will be available from 6:10 p.m. Central Time June 24, 2004 to 6:00 p.m. Central Time June 25, 2004 by dialing 888-286-8010 and providing the replay passcode 69151976. International callers should dial 617-801-6888 and use the same replay passcode. The conference call will also be webcast live via the Internet. To access the live webcast, log on to the Company's web site at www.ufmc.com and click through to the Investor Information page.


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is an independent originator and servicer of residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 35 offices in 14 states. For additional information, please visit the Company's web site at www.ufmc.com.

 This press release contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which the Company sells its mortgage loans;
 (ii) the Company's access to funding sources and its ability to renew, replace or add to its existing credit facilities on terms comparable to the current terms; (iii) assumptions underlying the value of the Company's retained mortgage loan-servicing rights; (iv) the negative impact of economic slowdowns or recessions; (v) management's ability to manage the Company's growth and planned expansion; (vi) the effect of the competitive pressures from other lenders or suppliers of credit in the Company's market;
 (vii) changes in government regulations that affect the Company's  business;
 (viii) the Company's ability to expand origination volume while reducing overhead; (ix) the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company's market; (x) other risk factors disclosed from time to time in the Company's filings with the Securities and Exchange Commission; and (xi) the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


 For Further Information Contact:

 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, investorinfo@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc., Maitland City Plaza, 225 S. Swoope Avenue, Suite 214, Maitland, FL 32751,
 (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com


                        -- FINANCIAL TABLES FOLLOW --

                       UNITED FINANCIAL MORTGAGE CORP.
                                BALANCE SHEETS
                               As of April 30,
                                  (Unaudited)

                                                     2004             2003
                                                 -----------      -----------
 ASSETS
 Cash and due from financial institutions       $ 10,967,950     $  1,541,445
 Interest-bearing deposits in financial
   institutions                                    1,932,526        6,371,979
                                                 -----------      -----------
   Total cash and cash equivalents                12,900,476        7,913,424
 Restricted cash                                   1,388,231          745,039
 Certificates of deposit                             434,184          431,884
 Loans held for sale                             223,634,641      154,734,980
 Notes receivable-related parties                     11,889           53,984
 Mortgage servicing rights, net                   16,438,437        4,735,490
 Leasehold improvements and equipment, net         1,184,974          592,516
 Goodwill                                            574,990           96,105
 Prepaid expenses and other assets                 2,052,676          851,370
                                                 -----------      -----------
   Total assets                                 $258,620,498     $170,950,359
                                                 ===========      ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
   Warehouse lines of credit                    $217,519,477     $151,473,234
   Note payable                                            -          350,000
   Accrued expenses and other liabilities         11,431,943        6,247,075
                                                 -----------      -----------
      Total liabilities                          228,951,420      158,070,309

 Shareholders' equity
   Preferred stock, 5,000,000 authorized, no par
    value, Series A redeemable shares, 63 issued
    and outstanding at April 30, 2004 and 2003
    (aggregate liquidation preference of
    $315,000)                                        315,000          315,000
   Common stock, no par value, 20,000,000 shares
    authorized, 6,140,843 shares issued at April
    30, 2004 and 4,095,229 at April 30, 2003      18,687,023        6,634,403
   Retained earnings                              10,988,645        6,252,237
                                                 -----------      -----------
                                                  29,990,668       13,201,640
   Treasury stock, 176,700 shares at April 30,
     2004 and 2003, at cost                         (321,590)        (321,590)
                                                 -----------      -----------
      Total shareholders' equity                  29,669,078       12,880,050
                                                 -----------      -----------
   Total liabilities and shareholders' equity   $258,620,498     $170,950,359
                                                 ===========      ===========

                       UNITED FINANCIAL MORTGAGE CORP.
                             STATEMENTS OF INCOME
                        For the Years ended April 30,
                                 (Unaudited)

                                                     2004             2003
                                                 -----------      -----------
 Revenues
   Gain on sale of loans, net                   $ 59,432,996     $ 45,316,255
   Loan servicing income, net                      2,407,024          368,336
   Interest income                                 7,949,669        5,449,380
   Other income                                      364,248          157,647
                                                 -----------      -----------
      Total revenues                              70,153,937       51,291,618

 Expenses
   Salaries and commissions                       46,770,020       34,736,981
   Selling and administrative                     11,126,345        5,866,086
   Interest expense                                4,006,039        2,686,621
   Depreciation                                      290,994          171,545
                                                 -----------      -----------
      Total expenses                              62,193,398       43,461,233

 Income before income taxes and cumulative
   effect of change in accounting principle        7,960,539        7,830,385

 Income taxes                                      3,185,633        3,221,090
                                                 -----------      -----------
 Income before cumulative effect
   of change in accounting principle               4,774,906        4,609,295

 Cumulative effect of change in
   accounting principle, net of tax                        -           86,821
                                                 -----------      -----------
 Net income                                        4,774,906        4,696,116

 Preferred stock dividends                            38,500           38,500
                                                 -----------      -----------
 Net income for common stockholders             $  4,736,406     $  4,657,616
                                                 ===========      ===========

 Basic earnings per common share
   before cumulative effect of change
   in accounting principle                      $       1.01     $       1.16
 Per share cumulative effect of a
   change in accounting principle                          -              .02
                                                 -----------      -----------
 Basic earnings per share                       $       1.01     $       1.18
                                                 ===========      ===========

 Diluted earnings per common share
   before cumulative effect of change
   in accounting principle                      $        .97     $       1.14
 Per share cumulative effect of a
   change in accounting principle                          -              .02
                                                 -----------      -----------
 Diluted earnings per common share              $        .97     $       1.16
                                                 ===========      ===========